UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 20, 2007

Hungarian Telephone and Cable Corp.
(Exact name of Registrant as specified in its charter)

Delaware 1-11484 13-3652685
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements - On June 19, 2007, a subsidiary of Hungarian Telephone and Cable Corp. ("HTCC" and, together with its subsidiaries, the "Company") entered into an employment agreement with Tamas Vagany, the Company's Chief Sales Officer. Mr. Vagany's employment agreement provides for an indefinite term with a current monthly base salary of HUF 2,250,000 (approximately $11,900) and the use of a company automobile. Mr. Vagany is eligible to receive an annual performance cash bonus based upon pre-determined objectives with a target and maximum bonus set at 35% of Mr. Vagany's annual base salary. The Company may terminate the employment agreement upon 12 months notice and Mr. Vagany may terminate the employment agreement upon 6 months notice. The Company may, at its discretion, restrict Mr. Vagany from competing with the Company for a period of up to two years following the termination of Mr. Vagany's employment. If the Company restricts Mr. Vagany from competing for one year, it shall pay Mr. Vagany a one-time lump sum payment equal to six months salary. If the Company restricts Mr. Vagany from competing for two years, it shall pay Mr. Vagany a one-time lump sum payment equal to 12 months salary. In the event of a "Trigger Event" (as defined below), Mr. Vagany shall be entitled to a transaction bonus calculated in accordance with the terms of his employment agreement. A "Trigger Event" shall mean the first to occur of (i) a sale by the Company of substantially all of its assets (other than to an affiliate of the Company) or (ii) any transaction or series of transactions, including a consolidation or merger of the Company, pursuant to which the shareholders of the Company immediately prior to such transaction or series of transactions, would not immediately after such transaction or series of transactions, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the surviving entity (or its ultimate parent) of such transaction or series of related transactions

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

By: /s/ Peter T. Noone

Name: Peter T. Noone

Title: General Counsel

Date: June 22, 2007